EXHIBIT 8.1

LIST OF SUBSIDIARIES

Unless otherwise indicated, ADB Systems International Ltd. ("ADB"), or one of its subsidiaries, owns 100%, except as otherwise noted, of the outstanding capital stock of the following companies:

Name of Subsidiary	Country of Incorporation

ADB Systemer AS (1)	Norway
ADB Systems International Limited	Ireland
ADB Systems Limited	England
ADB Systems, Inc.	USA (Delaware)
Bid.Com USA, Inc.	USA (Florida)
Bid.Com International Pty. Ltd. (2)	Australia
Lapis Group USA Inc. (2)	USA (Delaware)
ADB Systems USA, Inc.	USA (Delaware)
GE Asset Manager LLC(3)	USA (Delaware)

1.   As of December 31, 2004, ADB owned 99.4% of the outstanding voting shares of ADB Systemer AS. Under Norwegian corporate law, ADB may trigger compulsory acquisition of the remaining shares at any time. The remaining shareholders each have the same right. The value for the shares acquired shall be as agreed, failing which the value shall be determined by arbitration.

2.    Dormant. The Company anticipates dissolving these companies in due course

3.    ADB owns 50% of the membership interest of GE Asset Manager LLC.